EXHIBIT 23.1

Consent of Experts

Denali Enterprises

Daleco Resources Corporation
120 North Church Street
West Chester, PA 19280

Re: Consent of Denali Enterprises

Gentlemen:

I hereby consent to the reference to Denali Enterprises in the Daleco Resources Corporation's Annual Report on Form 10-KSB in the section entitled: **Interest of Named Experts and Counsel,** and the inclusion of information presented in our report pertaining to the potential quantities of industrial minerals located on the mineral claims controlled by Clean Age Minerals, Inc. a wholly owned subsidiary of Daleco Resources Corporation located in the states of New Mexico, Texas and Utah.

Denali Enterprises

By: JR Harrison
Jim Harrison

Dated: 12/21/05